EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367 and 333-106079 on Form S-3 of our reports dated February 28, 2007, August 14, 2007 as to the effects of the restatement discussed in Note 23 and Note 1, relating to the financial statements and financial statement schedules, respectively, of Public Service Company of New Mexico and subsidiary (which express an unqualified opinion and include explanatory paragraphs regarding the adoption of Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, and Public Service Company of New Mexico’s restatement discussed in Note 23 and Note 1, respectively), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K/A of Public Service Company of New Mexico and subsidiary for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 14, 2007